American Century Quantitative
Equity Funds
4500 Main
Kansas City, Missouri  64111

September 3, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      American Century Quantitave Equity Funds -
         CIK No. 0000827060
         Request for Withdrawal of Registration Statement on Form N-30D;
         File No. 33-19589 ('33 Act)
         File No. 811-5447 ('40 Act)

Ladies and Gentlemen:

On August 28, 2002, the registrant, under CIK 0000827060, submitted for filing a registration statement on Form N-30D, which was received and accepted by the
Commission on the same date under the accession number 0000827060-02-000024.
This Form N-30D was filed under the incorrect CIK, and should have been filed by
American Century Variable Portfolios, Inc., under CIK 0000814680.

Accordingly, the registrant hereby requests withdrawal of this registration statement pursuant to Rule 477(a) under the Securities Act of 1933. If you have questions, please call me at 816-340-3774.

/s/Anastasia H. Enneking
Anastasia H. Enneking
Corporate Counsel